ITEM 77M: Mergers

Morgan Stanley Institutional Fund Trust -
Global Strategist Portfolio

	On September 27, 2012, a Special
Meeting of Shareholders of Morgan Stanley
Global Strategist Fund ("Global Strategist") was held to consider and vote upon an Agreement and Plan of Reorganization (the
"Reorganization Agreement") between Global
Strategist and Morgan Stanley Institutional
Fund Trust on behalf of the Global Strategist
Portfolio ("MSIFT Global Strategist"),
pursuant to which substantially all of the assets of Global Strategist would be combined with those of MSIFT Global
Strategist and shareholders of Global
Strategist would become shareholders of
MSIFT Global Strategist receiving shares of MSIFT Global Strategist with a value equal to the value of their holdings in Global
Strategist.  On June 28, 2012 the Board of
Trustees unanimously approved the
Reorganization Agreement, and on
September 27, 2012 the Reorganization
Agreement was approved by the affirmative vote of a majority of the outstanding shares of Global Strategist represented in person or by proxy and entitled to vote at the meeting.

	On October 29, 2012, the
Reorganization Agreement between Global
Strategist and MSIFT Global Strategist was completed according to the terms set forth above and in the Reorganization Agreement.